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                                  EXHIBIT 23.2

       INDEPENDENT AUDITOR'S CONSENT


        We consent to the incorporation by reference this registration statement of QuadraMed Corporation on Form S-8 of our report dated April 25, 1997 (relating to the consolidated balance sheet of FRA Acquisitions, Inc. as of December 31, 1996, and the related statements of operations, shareholder's equity and cash flows for the year ended December 31, 1996 and the 55 day period ended December 31, 1995 not presented or incorporated by reference separately herein) appearing in the Annual Report on Form 10-K/A of QuadraMed Corporation for the year ended December 31, 1997.


        /s/ Deloitte & Touche LLP
        --------------------------
        Deloitte & Touche LLP
        Los Angeles, California
        June 2, 1998